UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	April 11, 2011

Wells Real Estate Fund XIII, L.P.
(Exact Name of Registrant as Specified in Charter)

Georgia	0-49633	58-2438244
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 11, 2011, Wells Fund XIII-REIT Joint Venture Partnership (the “Joint Venture”), a joint venture partnership between Wells Real Estate Fund XIII, L.P. (the “Registrant”) and Piedmont Operating Partnership, LP, and Quantum Corporation (“Quantum”), an unrelated third party, entered into the first amendment to the lease agreement (the “Amendment”) at 8560 Upland Drive, two one-story office buildings containing approximately 148,000 rentable square feet located in Englewood, Colorado. The 8560 Upland Drive property is 100% leased to Quantum through December 31, 2011. The Amendment reduces Quantum's square footage from 100% of the building to approximately 57% of the building, effective January 1, 2012, and extends the lease term on the reduced square footage to December 31, 2021. The Registrant owns an equity interest of approximately 28% in the Joint Venture, which owns 100% of 8560 Upland Drive.

Effective January 1, 2012, annual base rent of $8.25 per square foot shall be payable and is scheduled to increase by 2% annually beginning on January 1, 2013. In addition to monthly base rent, Quantum will be required to reimburse the Registrant for its pro rata share of all operating expenses and real estate taxes for 8560 Upland Drive. Quantum is entitled to a landlord-funded tenant allowance of approximately $534,000, of which up to $50,000 may be applied against base rental payments. Quantum has the right to extend the lease term for two additional five-year periods at the then current fair market rental rate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND XIII, L.P. (Registrant)

By:	WELLS CAPITAL, INC. General Partner

By:	/s/ Douglas P. Williams Douglas P. Williams Senior Vice President

Date: April 14, 2011